Annuity Board Funds:

Question 77-G Securities in Default


SECURITY
United Air Lines, Inc.

CUSIP
909317AG4

DEFAULT REASON
Bankruptcy

DATE OF DEFAULT
04/19/2003

AMOUNT/$1,000 SHARES
300

TOTAL AMOUNT IN DEFAULT
$393,896